Exhibit 99.1

FARM - NASDAQ NATIONAL MARKET SYSTEM

TORRANCE, Calif. – (BUSINESS WIRE) – Feb. 11, 2008 – Farmer Bros. Co. (NASDAQ:FARM) today reported a net loss for its second fiscal quarter ended Dec. 31, 2007 of $0.2 million or $0.02 per share, compared with net income in last year’s second quarter of $2.9 million or $0.21 per share.

The Company reported revenues in the second quarter of $71.4 million, up 28.6% from $55.5 million in last year’s second quarter. Most of the gain – $11.0 million of the increase of $15.9 million, representing a 19.9% increase over last year’s total sales – was contributed by Coffee Bean Intl. (CBI), which the Company acquired in April 2007. Sales of the balance of Farmer Bros. operations grew by $4.8 million or 8% over the same period last year.

“We were pleased to have achieved a sales increase for both the second quarter and the year to date,” said Rocky Laverty, President and CEO. “We are encouraged by the progress we have made to tap the combined strengths of Farmer Brothers and CBI as we pursue a larger share of the institutional and wholesale segments of the coffee market. As a combined Company, we are now offering an array of products and services that is unique and compelling; our sales and marketing teams are showing real progress; and the operations at both divisions are becoming more efficient and effective at meeting the needs of our many customers. We recognize that there is much yet to be done but we remain confident that our growth strategy will create real value for our shareholders.”

The Company’s gross profit margin decreased to 55% compared with 59% in the prior year’s second quarter, primarily reflecting the lower margins of CBI, as well as a 13% year-over-year increase in the average cost of green coffee. Selling, general and administrative expenses for the second quarter increased 23% to $38.5 million. Approximately 70% of the increase was associated with CBI’s operating expenses, with the balance primarily reflecting higher legal fees, freight costs and expenses for the Employee Stock Ownership Plan.

The Company also reported Other Net Losses in the second quarter of $5.2 million, compared with Other Net Income of $0.4 million in last year’s second quarter. This net unrealized loss primarily reflects the accounting effects on the Company’s interest-bearing investments of the volatility in the sub-prime mortgage securities market. Although the Company has no direct exposure to sub-prime mortgages and made no substantial sales of its investments in the quarter, the mark-to-market accounting treatment of its investments reflects the current trends in credit and stock market volatility. The Company continues to invest in a diversified portfolio of investment grade preferred stock, typically issued by banks and utilities.

The Company ended the second fiscal quarter with cash and short-term investments of $149.0 million compared with $157.4 million at the end of the first quarter and $170.6 million on June 30, 2007. This primarily reflects additions to inventory, increased receivables and additions of fixed assets.

The Company also reported the following operational highlights during the quarter:

•                  Coffee Bean International, a wholly owned subsidiary based in Portland, Ore. and one of the nation’s leading specialty coffee roasters and wholesalers, selected a site in Portland for a new facility that will increase its production capacity and efficiency so it can meet growing demand. As previously announced, the construction will be funded from internal sources.

•                  The continued investment in marketing and sales efforts at both CBI and Farmer Brothers has resulted in the signing of new national chain account business.

•                  During the quarter CBI continued to consolidate its accounting systems with those of Farmer Bros., and began the planned year-long process of converting to the Company’s financial, manufacturing and sales systems.

•                  Farmer Bros. remains on schedule to implement its new enterprise resource management system throughout the sales and distribution organization by the fourth quarter of fiscal 2008. This is part of the multi-year computer system upgrade that was designed to help employees be more efficient and effective in serving customers.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI Acquisition, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this press release and the quarterly reports filed by the Company on Form 10-Q and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
Net sales	$71,359	$55,476	$132,302	$103,740
Cost of goods sold	32,062	22,995	59,158	43,176
Gross profit	$39,297	$32,481	$73,144	$60,564
Selling expense	30,606	26,131	59,081	50,795
General and administrative expenses	7,902	5,210	15,802	11,366
Operating expenses	$38,508	$31,341	$74,883	$62,161
Income (loss) from operations	$789	$1,140	$(1,739)	$(1,597)
Other (expense) income
Dividend income	1,050	986	2,077	1,942
Interest income	965	1,457	2,224	2,917
Other, net (expense) income	(5,168)	387	(8,062)	1,691
Total other (expense) income	$(3,153)	$2,830	$(3,761)	$6,550
(Loss) income before taxes	(2,364)	3,970	(5,500)	4,953
Income tax (benefit) expense	(2,137)	1,017	(4,320)	987
Net (loss) income	$(227)	$2,953	$(1,180)	$3,966
Net (loss) income per common share	$(0.02)	$0.21	$(0.08)	$0.28
Weighted average shares outstanding	14,255,374	14,075,523	14,226,424	14,048,023

CONTACT: Abernathy MacGregor Group

Jim Lucas, 213-630-6550